Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Applied Molecular Evolution, Inc. that is made a part of the Registration Statement (Form S-4) and the related Prospectus of Eli Lilly and Company for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 14, 2003, with respect to the consolidated financial statements of Applied Molecular Evolution, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

     /s/ Ernst & Young LLP

San Diego, California
December 17, 2003